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                                                                   Exhibit 10.16




                               VISTEON CORPORATION
                           DEFERRED COMPENSATION PLAN

                             Effective July 1, 2000



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                               VISTEON CORPORATION
                           DEFERRED COMPENSATION PLAN

                  The Visteon Corporation Deferred Compensation Plan (the "Plan") has been adopted to promote the best interests of Visteon Corporation (the "Company") and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is adopted effective July 1, 2000.


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                    ARTICLE I. DEFINITIONS AND CONSTRUCTION

         Section 1.01. Definitions.

                  The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

         (a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

         (b) AIC Plan: The Visteon Corporation Annual Incentive Compensation Plan, as amended, including for the period from July 1, 2000 to June 30, 2000, the Ford Annual Incentive Compensation Plan and, for the period from July 1, 2000 to December 31, 2000, any transitional plan of the Company.

         (c) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the

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Committee may prescribe). A Participant's designation of Beneficiary shall be valid and in effect only if a properly executed designation is filed and approved by the Committee prior to the Participant's death. If a Participant designates his spouse as a Beneficiary, such designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at time of the Participant's death, the estate of the Participant is deemed to be the sole Beneficiary. Beneficiary designations shall be in writing, filed with the Committee, and in such form as the Committee may prescribe for this purpose.

         (d) Board: The Board of Directors of the Company.

         (e) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

         (f) Committee: The Compensation Committee of the Board.

         (g) Company: Visteon Corporation, or any successor thereto.

         (h) Deferrals: An amount credited, in accordance with a Participant's election under Article III, to the Participant's Account in lieu of the payment of an equal amount of cash compensation to the Participant.

         (i) Employee: A person who is regularly employed by a Participating Employer (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Participating Employer.

         (j) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted

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by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

         (k) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

         (l) Ford Common Stock: The common stock of Ford Motor Company.

         (m) Ford Stock Units: The hypothetical stock units having a value based primarily on the value of Ford Common Stock. To the extent that a cash dividend would have been payable with respect to the Ford Stock Units had the Units been actual shares of Ford Common Stock, the amount of the cash dividend shall be converted to Ford Stock Units and credited to the Participant's Account as such.

         (n) Investment Options: Subject to Section 4.04, the hypothetical investment accounts that the Committee may from time to time establish, which may, but need not, be based upon one or more of the investment options available under the Visteon Investment Plan. The Committee may determine to discontinue any previously established Investment Option, may make an Investment Option available only for reallocations or transfer of Account balances out of it, and may determine the timing for any applicable "sunset" period.

         (o) LTIP: The Visteon Corporation 2000 Long-Term Incentive Plan, the Visteon Corporation Equity Incentive Plan, or any other long-term incentive plans subsequently adopted by the Company that are successors to or are similar to such plans.

         (p) Participant: Subject to Section 2.02, a common law Employee of a Participating

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Employer who has been designated by the Committee as being eligible to participate in this Plan and, where the context so requires, a former Employee entitled to receive a benefit hereunder; provided, that the participation in the Plan is limited to United States citizens (whether residing in or outside of the United States) or citizens of another country permanently assigned to and residing in the United States, such that citizens of other countries who are not permanently assigned to the United States, regardless of whether or not they are on the United States payroll, are not eligible to participate in the Plan.

         (q) Participating Employer: The Company and any subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.

         (r) Visteon Common Stock: The common stock of the Company.

         (s) Visteon Common Stock Fund: The Visteon Common Stock Fund that is an available investment option under the Visteon Investment Plan.

         (t) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.

         (u) Visteon Stock Units: The hypothetical stock units having a value based primarily on the value of Visteon Common Stock. To the extent that a cash dividend would have been payable with respect to the Visteon Stock Units had the Units been actual shares of Visteon Common Stock, the amount of the cash dividend shall be converted to Visteon Stock Units and credited to the Participant's Account as such.

         Section 1.02. Construction and Applicable Law.

         (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases

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where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

         (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Delaware to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.


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                           ARTICLE II. PARTICIPATION

         Section 2.01. Eligibility.


                  An Employee shall become a Participant in the Plan only if the Employee has been designated for participation under the terms of the Plan or by the Committee.

         Section 2.02. Certain Transfers of Employment.

                  If directed by the Committee, a Participant whose employment is transferred to a corporation or other entity (the "Transferee Employer") that is not a Participating Employer, but in which the Company or an affiliate of the Company holds an ownership interest, then until the earliest to occur of (a) the date on which the Participant ceases to be employed by such Transferee Employer,
(b) the date on which the Company or an affiliate of the Company no longer holds an ownership interest in the Transferee Employer, or (c) such other date determined by the Committee, the Participant shall be treated as if he or she were still actively employed by a Participating Employer. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of Article V; it shall not apply, and the Participant shall not be entitled to make additional Deferrals and/or receive additional benefits with respect to remuneration attributable to services rendered with the Transferee Employer (other than deemed investment gain or loss in accordance with Section 4.03). The Committee may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.


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            ARTICLE III. DEFERRALS AND MATCHING CONTRIBUTION CREDITS

         Section 3.01. Participant Deferrals.


                  In accordance with rules prescribed by the Committee, a Participant may elect to make Deferrals in accordance with this Article III.

         Section 3.02. Base Salary Deferrals.

         (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States and who is eligible to participate in the AIC Plan and who is actively employed by the Company in Leadership Level 1-5 or the equivalent (or any successor employment classification to Leadership Levels 1-5) at the time of the election to defer and at the time the deferral will be made is eligible to defer payment of from 1% to 50% of base salary in 1% increments, provided that the Committee has determined that base salary Deferrals may be made for the employment period covered by such Deferral election. Notwithstanding the foregoing, the Committee may impose such additional limitations on eligibility as it deems appropriate in its sole discretion.

         (b) A validly executed election shall become effective with respect to base salary earned by the Participant in the calendar year following the calendar year in which the Participant's Deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Participant's Deferral election, once effective, shall remain in effect until modified by the Participant in accordance with subsection (c) below or otherwise revoked in accordance with Plan rules.


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         (c) A Participant may modify his then current Deferral election by filing a revised election form, properly completed and signed, with the Committee. A validly executed revised election will be effective with respect to base salary earned by the Participant in the calendar year following the calendar year in which the Participant's revised Deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Participant's revised Deferral election, once effective, shall remain in effect until again modified by the Participant in accordance with this subsection (c) or otherwise revoked in accordance with Plan rules.

         Section 3.03. Annual Incentive Compensation Deferrals. (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States may elect to defer cash award that would otherwise be payable under the AIC Plan. An eligible Participant may elect to defer payment under the Plan from 1% to 100%, in 1% increments, of the award amount net of applicable taxes, but not less than $1,000, provided that such Participants are actively employed by the Company in Leadership Level 1-5 or the equivalent (or any successor employment classification to Leadership Levels 1-5) at the time of the election to defer. Notwithstanding the foregoing, the Committee may in its sole discretion allow Deferrals under this subsection (a) by persons who do not meet the eligibility requirements described above; provided that any such action does not cause the Plan to be other than a program of deferred compensation for a select group of management and highly compensated employees for purposes of Title I of the ERISA, as amended.

         (b) A Participant's election to defer payment of an AIC Plan award payable in 2001 based upon the 2000 performance year must be made by October 31, 2000. A Participant's election to defer payment of an AIC Plan award payable with respect to the 2001 or subsequent performance years must be made on or before June 30 of the performance year for which the award is determined.


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         Section 3.04. Deferrals of LTIP Compensation. (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States and who is eligible to participate in the AIC Plan and the LTIP Plan, may elect to defer a cash or stock award under the LTIP. An eligible Participant may elect to defer payment under the Plan from 1% to 100%, in 1% increments, of the cash portion of an award, net of applicable taxes, but not less than $1,000, provided that such Participant is actively employed in Leadership Level 1-5 or the equivalent (or any successor employment classification to Leadership Levels 1-5) at the time of the election to defer. An eligible Participant may elect to defer payment of a specified whole number of shares up to 100% of such shares, net of applicable taxes, but not less than a whole number of shares with a value of at least $1,000 at the time the deferral election is made; and provided that such Participant is actively employed in Leadership Level 1-5 or the equivalent at the time of the election to defer. A Participant's election to defer and/or LTIP Plan award shall be effective only for the performance period to which the election relates, and a Participant's election does not carry over from performance period to performance period.

         (b) The Committee shall determine the required timing for participants to make elections to defer payment of cash or stock LTIP Plan awards.

         (c) Without limiting the Committee's authority under this Section 3.04, the Committee may impose additional restrictions on the number of Participants who are eligible to defer LTIP awards, and/or impose additional requirements with respect to the deemed investment of stock awards.

         Section 3.05. Deferral of New Hire Payments. (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States, who is eligible to participate in the AIC Plan, and who received an employment offer from the Company that included a new hire payment in cash is eligible to defer from 1% to 100%, in 1%

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increments, of such new hire payment net of applicable taxes, but not less than
$1,000, provided that such Participants are actively employed by the Company in Leadership Level 1-5 or the equivalent (or any successor employment classification to Leadership Levels 1-5) at the time the new hire payment would otherwise be payable in the absence of such Deferral.

         (b) A Participant's election to defer payment of a new hire payment must be made no later than the day the payment would otherwise be made.

         Section 3.06. Mandatory Deferrals. The Committee may determine the extent to which it may mandatorily defer payment under the Plan of a portion of any incentive compensation awards made under the AIC Plan or the LTIP Plan.

         Section 3.07. Revocation of Deferral Elections.

         (a) A Participant's Deferral election shall be automatically revoked upon the Participant's termination of employment from the Participating Employers, unless the Committee determines otherwise. In addition, if the Committee determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant's eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees.

         (b) The Committee at any time may rescind or correct any Deferrals or credits to any Account made in error or that jeopardize the intended tax status or legal compliance of the Plan.


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               ARTICLE IV. ACCOUNTING AND HYPOTHETICAL INVESTMENT

         Section 4.01. Accounting.

                  A Participant Account balance at any point in time shall be equal to:

         (a) the bookkeeping amount (if any) credited to the Participant as of June 30, 2000 under the Ford Motor Company Deferred Compensation Plan and transferred in book entry form to this Plan; plus

         (b) any Deferrals credited to the Participant's Account on or after July 1, 2000 in accordance with Article III, plus (or minus)

         (c) increases (or decreases) in value, as the case may be, to reflect deemed investment gain or loss that would have occurred had the Participant's Account been invested in accordance with Sections 4.02 and 4.03 below; minus

         (d) any distributions from the Account.

         Section 4.02. Hypothetical Investment of Participant Accounts.

         (a) Investment Designation. In accordance with rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how Deferrals made while the designation is in effect are credited among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Deferrals to be credited to each Investment Option. A Participant's election shall become effective beginning with the first payroll period commencing on or after the date on which the election is received and accepted by the Committee, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.

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         (b) Reallocation of Account. In accordance with rules prescribed by the
Committee, each Participant (or the Beneficiary of a deceased Participant) may elect to reallocate his or her Account among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Account that is deemed to be invested in each Investment Option after the investment reallocation is given effect. A Participant's reallocation election, once effective, shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection. Other than a reallocation of a Participant's Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative deemed investment return realized by the various Investment Options that the Participant has designated.

         (c) Limitations. Without limiting the Committee's authority under this
Section 4.03, the Committee may direct that Deferrals of stock awards be mandatorily converted into Visteon Stock Units such that the investment designation and reallocation rules set forth in subsections (a) and (b) above shall not apply to such Deferral.

         Section 4.03. Deemed Investment Gain or Loss. On a daily basis or such other basis as the Committee may prescribe, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account had the Account been invested in accordance with the terms of the Plan and any investment reallocation elections made by the Participant. Unless otherwise determined by the Committee, where an Investment Option is also an available investment option under the Visteon Investment Plan, the methodology for valuing the Investment Option under this Plan and for calculating amounts to be

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credited or debited or other adjustments to any Account with respect to that
Investment Option shall be the same as the methodology used for valuing the corresponding investment option under the Visteon Investment Plan.

         Section 4.04. Special Rules With Respect to Ford Stock Units.

         (a) The bookkeeping account accrued by certain Participants under the Ford Motor Company Deferred Compensation Plan was transferred to this Plan. One the hypothetical investment options available under the Ford Motor Company Deferred Compensation Plan was an investment in Ford Stock Units. In addition to the Investment Options otherwise established by the Committee, the Plan shall have a Ford Stock Unit fund with respect to amounts transferred from the Ford Motor Company Deferred Compensation Plan that were deemed to be invested in the Ford Stock Unit fund at the time of transfer, but the Ford Stock Unit fund shall be a "sell only" fund that is not available for the deemed investment of new Deferrals under Section 4.02(a) above or the reallocation of Deferrals from other Investment Options in accordance with Section 4.02(b) above.

         (b) In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Ford Motor Company affecting Ford Common Stock, the Committee may make appropriate equitable adjustments with respect to the Ford Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

         Section 4.05. Accounts are For Record Keeping Purposes Only.

                  Plan Accounts and the record keeping procedures described herein serve

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solely as a device for determining the amount of benefits accumulated by a
Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Visteon Common Stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.



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         Section 5.01. Distribution of Account.


         (a) Subject to subsection (b) below, each participant shall make a destribution election with respect to each Deferred to this Plan. The Plan will honor a Participant's distribution election made under the Ford Motor Company Deferred Compensation Plan with respect to Deferrals transferred from the Ford Motor Company Deferred Compensation Plan to this Plan; provided that a Participant, on or before March 31, 2001, may make a one-time election on or before March 31, 2001 to revoke the Participant's prior election with respect to the form and time of distribution of any such Deferral and make a new election with respect to such Deferral in accordance with subsection (b) below.

         (b) Except as otherwise provided in Section 5.02, 5.03 or 7.07, or as otherwise

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determined by the Committee, distribution of the Participant's Ford Deferral
Subaccount shall be made on, or as soon thereafter as practicable, (i) March 15 of the year selected by the Participant for distribution with respect to the particular Deferral if the Participant is an active employee of the Company on the distribution date, (ii) the March 15 following death or termination for reasons other than retirement, notwithstanding any prior selection by the Participant of a subsequent year for distribution with respect to the particular Deferral, (iii) the March 15 following retirement if the Participant selected distribution upon retirement with respect to the particular Deferral and a lump sum distribution was selected, or if the Participant selected a particular year for distribution with respect to the particular Deferral but retired prior to the year selected, or (iv) the March 15 following retirement with respect to the first annual installment and continuing on the applicable number of consecutive anniversaries of such date for the number of annual installments (not to exceed ten) as were selected by the Participant with respect to the particular Deferral.

         (c) If installment distributions are payable, the amount of the first installment will be an amount determined by dividing the value of the Participant's Ford Deferral Subaccount or part thereof relating to a particular distribution, as of the applicable valuation date as determined below, by the number of installments selected by the Participant. Each subsequent distribution will be an amount determined by dividing the value of the Participant's Account or part thereof relating to a particular distribution, as of the applicable valuation date as determined below, by the number of remaining installment payments under the method selected by the Participant. Except for installment distributions under clause (iv) of subsection (b) above, all distributions shall be in the form of a lump sum payment. Unless otherwise determined by the Committee, the Account or part thereof relating to a particular distribution shall be valued, for purposes of the distribution, as of the following applicable date or as soon thereafter as practicable: March 15 of the year of

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distribution or the next preceding day for which valuation information is available.

         Section 5.03. Hardship Distributions. At the written request of a Participant, the Committee, in its sole discretion, may authorize the cessation of Deferrals under the Plan by such Participant and distribution of all or any part of the Participant's Account prior to his or her scheduled distribution date or dates, or accelerate payment of any installment payable with respect to any Deferral, upon a showing of unforeseeable emergency by the Participant. For purposes of this Section, "unforeseeable emergency" shall mean severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment shall not be made to the extent such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise,
(ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship and (iii) by cessation of Deferrals under the Plan. Withdrawals of amounts because of unforeseeable emergency shall only be permitted to the extent reasonably necessary to satisfy the emergency. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home. The Committee shall determine the applicable distribution date and the date as of which the amount to be distributed shall be valued with respect to any financial hardship withdrawal or distribution. Any Participant whose Deferrals have ceased under the Plan pursuant to this Section may not elect to recommence Deferrals until the next applicable Deferral period.

         Section 5.04. Distribution Upon Death.

         Notwithstanding anything to the contrary herein, in the event of the death of any Participant prior to distribution of the Participant's entire Account, the undistributed Account, shall be distributed to the Participant's Beneficiary, in cash, on or about March 15 following the Participant's death.



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 ARTICLE VI. RULES WITH RESPECT TO VISTEON COMMON STOCK AND VISTEON STOCK UNITS

         Section 6.01. Transactions Affecting Visteon Common Stock.

                  In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Visteon Common Stock, the Committee may make appropriate equitable adjustments with respect to the Visteon Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

         Section 6.02. No Shareholder Rights With Respect to Visteon Stock
Units.

                  Participants shall have no rights as a stockholder pertaining to Visteon Stock Units credited to their Accounts.


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                         ARTICLE VII. GENERAL PROVISIONS

         Section 7.01. Administration.

         (a) The Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then all determinations affecting Participants who are subject to
Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board. The Committee may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to
Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee. The Committee (or where applicable, the Board) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If any delegee of the Committee shall also be a Participant or Beneficiary, any determinations affecting the delegee's participation in the Plan shall be made by the Committee.

         (b) The Committee (or where applicable, the Board) shall have the discretionary authority to interpret and construe the Plan, to make benefit determination under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or

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taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.

         Section 7.02. Restrictions to Comply with Applicable Law.

         Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict or prohibit any transaction to the extent it deems such action necessary or desirable for such exemption to be met.

          Section 7.03. Claims Procedures.

         (a) If a Participant or Beneficiary believes that he or she has not received the full benefit provided for in the Plan, the Participant or Beneficiary may file a claim for benefits with the Committee. If the Committee denies the claim, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other information as may be pertinent and a description of the procedures to be followed by the claimant in obtaining a review of his or her claim. For purposes of this subsection, the claimant's claim shall be deemed filed when presented in writing to the Committee and the Committee's explanation shall be provided to the claimant within ninety (90) days of the date the claim is filed.


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         (b) The claimant shall be provided sixty (60) days following his or her receipt of the denial of the claim to file a written request for appeal to the Committee. The claimant and his or her representative may present additional information or documents pertinent to the Committee's review. The Committee shall decide the issue on appeal, which decision shall be final, and furnish the claimant with a written decision of his or her claim on review within sixty (60) days of receipt of claimant's request for appeal. The Committee's decision shall indicate the specific reasons for the decision and the pertinent provisions of the Plan on which the decision is based. If the Committee does not furnish a written decision to the claimant within such sixty (60) day period, the claim shall be deemed denied on appeal.

         Section 7.04. Participant Rights Unsecured.

         (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

         (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

         Section 7.05. Income Tax Withholding.

                  The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes.

         Section 7.06. Amendment or Termination of Plan.

                  There shall be no time limit on the duration of the Plan. The Board (or where specified herein, the Committee) may at any time amend or terminate the Plan; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).

         Section 7.07. Effect of Inimical Conduct. Anything contained in the Plan notwithstanding, all rights of a Participant under the Plan to receive distribution of all or any part of his or her Account shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant's employment) acted in a manner inimical to the best interests of the Company or a subsidiary or affiliate thereof.

         Section 7.08. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to subsection
(c) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

         Section 7.09. Administrative Expenses.

                  Costs of establishing and administering the Plan will be paid by the Participating Employers.

         Section 7.10. Effect on Other Employee Benefit Plans.

                  Deferrals credited to a Participant's Account under this Plan shall not be considered "compensation" for the purpose of computing benefits under any qualified retirement plan maintained by a Participating Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by a Participating Employer, unless otherwise specifically provided by the terms of such plan.

         Section 7.11. Successors and Assigns.

                  This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

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